Exhibit 99.1

October 20, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Increases Quarterly Distribution

    TULSA, Okla. – Oct. 20, 2010 – The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) today increased the partnership’s quarterly cash distribution to $1.13 per unit from $1.12 per unit, effective for the third quarter 2010, resulting in an annualized cash distribution of $4.52 per unit. The distribution is payable Nov. 12, 2010, to unitholders of record as of Oct. 29, 2010.

    “Our continued focus on growth has provided the opportunity to once again increase distribution payments to our unitholders,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners. “Our investments in new growth projects have given us the ability to expand our operating footprint and meet the needs of our customers, while, at the same time, continuing to increase distributions to unitholders.”

    ONEOK Partners indicated previously that it expects to increase its distribution by one cent per quarter in 2011 and between 5 percent to 10 percent annually in 2012 and 2013, subject to board of directors’ approval.

    ONEOK Partners has increased its distribution by 41 percent since April 2006, when a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE) became the sole general partner.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private

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ONEOK Partners Increases Quarterly Distribution

October 20, 2010

Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

This news release serves as qualified notice to nominees as provided for under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100 percent of ONEOK Partners, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of ONEOK Partners, L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not ONEOK Partners, L.P., are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors. OKS-FD OKE-FD

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